UIL Holdings Corporation	EXHIBIT 99.1

157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
November 4, 2013	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Third Quarter 2013 Earnings and Affirms 2013 Consolidated Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $5.1 million, or $0.10 per diluted share, and $74.9 million, or $1.46 per diluted share, for the third quarter and the first nine months of 2013, respectively.

The consolidated earnings reflect regulatory disallowances and other adjustments of $10.5 million, after-tax, that were recorded in the third quarter of 2013.  Excluding these regulatory disallowances and other adjustments, consolidated net income was $15.6 million, or $0.31 per diluted share, in the third quarter of 2013, a decrease of $0.1 million compared to the same period in 2012.  For the first nine months of 2013, consolidated net income, excluding regulatory disallowances and other adjustments, was $85.4 million, or $1.67 per diluted share, an increase of $10.6 million, or $0.21 per diluted share, compared to the same period in 2012.

“We had a strong third quarter operationally with all of our operating segments increasing earnings over the same period last year, excluding various one-time items recorded in the third quarter of 2013 and 2012,” commented James P. Torgerson, UIL’s president and chief executive officer.  “In addition to the regulatory disallowances resulting from the electric distribution company’s rate case decision, 2013 results also reflected a charge to earnings related to the return on equity proceeding pending at the Federal Energy Regulatory Commission (FERC).  Income in 2012 reflected a settlement regarding power procurement incentives.”

“We have strengthened our balance sheet by successfully completing a common stock offering and are continuing to execute on our long-term strategic initiatives of converting customers to natural gas heating and investing in our electric and gas infrastructures,” added Torgerson. “As of October 23rd, we had converted 12,581 households and businesses - 103% of this year’s goal of 12,200 conversions. ”

Electric distribution, CTA & other

Excluding the regulatory disallowances and other adjustments of $10.5 million, after-tax, referenced above, which is broken out separately in the table below reflecting segment earnings, the electric distribution business earned $17.6 million, or $0.35 per diluted share, for the third quarter of 2013, a decrease of $0.6 million, or $0.01 per diluted share, compared to the third quarter of 2012.  The decrease in earnings was

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primarily due to the non-recurring income of $1.6 million, after-tax, to reflect power procurement incentives approved in a regulatory settlement that were recorded in the third quarter of 2012, offset by earnings sharing of $1.7 million, after-tax, recorded in the third quarter of 2012 and increased uncollectible expenses in the third quarter of 2013.

Excluding the regulatory disallowances and other adjustments of $10.5 million, after-tax, referenced above, for the first nine months of 2013, the electric distribution business earned $44.2 million, or $0.87 per diluted share, an increase of $0.9 million, or $0.02 per diluted share, compared to the same period in 2012.   The increase in earnings was primarily due to decreased operation and maintenance expenses, including rent, during the first nine months of 2013, and earnings sharing of $3.7 million, after-tax, recorded in the first nine months of 2012, partially offset by the absence of the power procurement incentives mentioned above.

Including the regulatory disallowances and other adjustments, the electric distribution business earned $7.1 million and $33.7 million for the third quarter and first nine months of 2013, respectively.

Electric transmission

The electric transmission business earned $7.1 million, or $0.14 per diluted share, in the third quarter of 2013, a decrease of $1.1 million, or $0.02 per diluted share, compared to the third quarter of 2012.  Higher earnings from increases in rate base and allowance for funds used during construction in the third quarter of 2013 were more than offset by a charge of $1.5 million, after-tax, that was recorded in the third quarter of 2013 to reflect management’s assessment of the ultimate outcome for the refund period in the return on equity proceeding pending at the FERC.

For the first nine months of 2013, the electric transmission business earned $24.7 million, or $0.48 per diluted share, an increase of $1.3 million, or $0.02 per diluted share, compared to the same period in 2012.  Higher earnings from increases in rate base and allowance for funds used during construction were partially offset by the charge discussed above.

Gas distribution

The gas distribution business incurred a loss of $6.3 million, or $0.12 per diluted share, in the third quarter of 2013, consistent with the seasonal nature of the gas business, an improvement of $1.0 million, or $0.02 per diluted share, compared to the third quarter of 2012.  The improvement in earnings for the third quarter of 2013 was mainly due to customer growth.

For the first nine months of 2013, earnings from the gas distribution business were $24.3 million, or $0.48 per diluted share, an increase of $6.4 million, or $0.13 per diluted share, compared to the same period in 2012.  The increase in earnings for the first nine months of 2013, compared to the same period in 2012, was due to colder weather in 2013, and increased normalized usage per customer and customer growth. This was partially offset by increased operation and maintenance expenses and the absence of $3.5 million, pre-tax, of weather insurance proceeds that were recorded in 2012.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

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Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands)
	3Q '13 vs. 3Q '12 Gross Margin	YTD '13 vs. YTD '12 Gross Margin
Weather	$(30)	$14,112
Normalized usage per customer	302	2,537
Subtotal	$272	$16,649
Customer Growth	1,048	4,923
Total	$1,320	$21,572

Amounts may not add due to rounding

Corporate

Corporate incurred costs of $2.8 million, or $0.06 per diluted share, for the third quarter of 2013, an improvement of $0.6 million, or $0.01 per diluted share compared to the third quarter of 2012.  For the first nine months of 2013, Corporate incurred costs of $7.8 million, or $0.16 per diluted share, an improvement of $2.0 million, or $0.04 per diluted share, compared to the same period in 2012.  The improvement for both the third quarter and first nine months of 2013 was primarily due to tax benefits associated with unitary filing requirements for Massachusetts state income taxes.

Segment details for UIL Holdings Corporation’s results for the third quarter and first nine months of 2013, compared to the same periods in 2012, are presented in the table below:

	Net Income (Loss) - $M

	Quarter ended September 30,			Nine months ended September 30,

	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric Distribution & Other	$17.6	$18.2	$(0.6)	$44.2	$43.3	$0.9
Electric Transmission	7.1	8.2	(1.1)	24.7	23.4	1.3
Gas Distribution	(6.3)	(7.3)	1.0	24.3	17.9	6.4

Operating Companies	18.4	19.1	(0.7)	93.2	84.6	8.6

Corporate	(2.8)	(3.4)	0.6	(7.8)	(9.8)	2.0

Subtotal	$15.6	$15.7	$(0.1)	$85.4	$74.8	$10.6

Regulatory disallowances*	(10.5)	-	(10.5)	(10.5)	-	(10.5)

Consolidated Earnings	$5.1	$15.7	$(10.6)	$74.9	$74.8	$0.1

	Earnings (Loss) Per Share

	Quarter ended September 30,			Nine months ended September 30,

	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric Distribution & Other	$0.35	$0.36	$(0.01)	$0.87	$0.85	$0.02
Electric Transmission	0.14	0.16	(0.02)	0.48	0.46	0.02
Gas Distribution	(0.12)	(0.14)	0.02	0.48	0.35	0.13

Operating Companies	0.37	0.38	(0.01)	1.83	1.66	0.17

Corporate	(0.06)	(0.07)	0.01	(0.16)	(0.20)	0.04

Subtotal	$0.31	$0.31	$-	$1.67	$1.46	$0.21

Regulatory disallowances*	(0.21)	-	(0.21)	(0.21)	-	(0.21)

Consolidated Earnings	$0.10	$0.31	$(0.21)	$1.46	$1.46	$-

Avg. Shares - diluted	51.2	51.0		51.2	51.0

Amounts may not add due to rounding

* The final decision in UI’s distribution rate case disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings. As a result of these disallowances and other adjustments related to the rate proceeding, UI recorded after-tax charges of $10.5 million, or $0.21 per diluted share, in the third quarter of 2013.

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Looking Forward

UIL affirms its Total UIL Holdings earnings guidance estimate for 2013 of $1.93-$2.08 per diluted share on a consolidated basis. While consolidated earnings guidance is unchanged, UIL has revised earnings guidance for the following business segments:

•
Earnings for the Gas distribution business have been revised to $0.67-$0.77 per diluted share, compared to the previously reported estimate of $0.62-$0.72 per diluted share. The revision reflects actual year-to-date results and projected cost reductions for the remainder of 2013.

•
UIL Corporate costs have been revised to ($0.23)-($0.19) per diluted share, compared to the previously reported estimate of ($0.21)-($0.17) per diluted share.  The revision is mainly due to the earnings impact related to the timing of UIL capital projects closed to plant in service in 2013.

Guidance for all other business segments and for the regulatory disallowances remains unchanged.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$51 - $56	$0.95 - $1.05
Electric transmission	$30 - $36	$0.58 - $0.68

Total Electric(1)	$82 - $90	$1.55 - $1.70

Gas distribution	$35 - $41	$0.67 - $0.77
UIL Corporate	($12) - ($10)	($0.23) - ($0.19)

Subtotal	$110 - $118	$2.08 - $2.23

Regulatory disallowances	($11) - ($9)	($0.21) - ($0.17)

Total UIL Holdings(1)	$102 - $110	$1.93 - $2.08

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 52.7 million average shares outstanding

Third quarter 2013 conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Tuesday, November 5, 2013, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

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UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes presenting earnings excluding the regulatory disallowances, as well as earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section are useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses.  EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on management’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2012 and 2013:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating Revenues	$316,478	$322,888	$1,183,591	$1,063,547

Operating Expenses
Operation
Purchased power	37,314	43,565	105,996	118,581
Natural gas purchased	37,343	51,570	315,520	242,328
Operation and maintenance	89,810	87,281	273,539	260,887
Transmission wholesale	28,659	26,565	65,994	59,847
Depreciation and amortization	50,761	46,279	146,537	135,886
Taxes - other than income taxes	32,389	28,502	96,335	82,924
Regulatory disallowances	17,543	-	17,543	-
Total Operating Expenses	293,819	283,762	1,021,464	900,453
Operating Income	22,659	39,126	162,127	163,094

Other Income and (Deductions), net	5,153	7,416	15,718	21,205

Interest Charges, net
Interest on long-term debt	21,896	21,578	65,272	64,505
Other interest, net	(106)	1,165	2,442	4,012
	21,790	22,743	67,714	68,517
Amortization of debt expense and redemption premiums	609	610	1,819	1,818
Total Interest Charges, net	22,399	23,353	69,533	70,335

Income from Equity Investments	3,930	3,421	11,590	11,823

Income Before Income Taxes	9,343	26,610	119,902	125,787

Income Taxes	4,186	10,835	45,004	50,924

Net Income	5,157	15,775	74,898	74,863
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	13	26	39	65

Net Income attributable to UIL Holdings	$5,144	$15,749	$74,859	$74,798

Average Number of Common Shares Outstanding - Basic	50,989	50,799	50,956	50,760
Average Number of Common Shares Outstanding - Diluted	51,231	51,032	51,237	51,004

Earnings Per Share of Common Stock - Basic:	$0.10	$0.31	$1.47	$1.47

Earnings Per Share of Common Stock - Diluted:	$0.10	$0.31	$1.46	$1.46

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three and Nine Months Ended September 30, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Income	$5,157	$15,775	$74,898	$74,863
Other Comprehensive Income, net	250	350	456	551
Comprehensive Income	5,407	16,125	75,354	75,414
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	13	26	39	65
Comprehensive Income attributable to UIL Holdings	$5,394	$16,099	$75,315	$75,349

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(thousands of dollars)	September 30, 2013	December 31, 2012
ASSETS
Current assets	$533,626	$628,683
Other investments	151,819	148,730
Net property, plant and equipment	2,930,507	2,787,354
Regulatory assets	909,864	1,014,515
Goodwill	266,205	266,205
Deferred charges and other assets	73,757	113,880
Total Assets	$4,865,778	$4,959,367

LIABILITIES AND CAPITALIZATION
Current liabilities	$565,462	$625,056
Deferred income taxes	481,264	462,940
Regulatory liabilities	487,170	445,156
Other noncurrent liabilities	610,376	708,968
Total Liabilities	2,144,272	2,242,120

Long-term debt, net of unamortized discount and premium	1,591,517	1,600,354
Preferred stock of subsidiary	340	340
Net common stock equity	1,129,649	1,116,553
Total Capitalization	2,721,506	2,717,247

Total Liabilities and Capitalization	$4,865,778	$4,959,367